UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________________

FORM 8-A/A

AMENDMENT NO. 13

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

WILHELMINA INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	74-2781950
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

200 Crescent Court, Suite 1400, Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.

Securities Act registration statement file number to which this form relates:	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Series A Junior Participating Preferred Stock, Par Value $0.01 Per Share, Distributed Pursuant to Rights Agreement, Dated July 10, 2006
(Title of Class)

(Title of Class)

Wilhelmina International, Inc., a Delaware corporation (the “Company”), hereby amends the following items, exhibits and portions of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 10, 2006 (the “Form 8-A”) as set forth below.

Item 1.                                Description of Registrant’s Securities To Be Registered.

Item 1 of the Form 8-A is hereby amended to add the following:

On April 25, 2013, the Company entered into a Thirteenth Amendment (the “Thirteenth Amendment”) to that certain Rights Agreement dated as of July 10, 2006, as amended, by and between the Company and The Bank of New York Mellon Trust Company, as rights agent (the “Rights Agreement”). The Thirteenth Amendment, among other things, (i) amends the definition of Acquiring Person (as defined in the Rights Agreement) to provide that Ronald L. Chez ("Chez") shall not be deemed to be an Acquiring Person solely by virtue of (a)  purchases by Chez, individually and through individual retirement accounts for his benefit, of shares of Common Stock which resulted in his beneficial ownership exceeding 4.99% of the Common Stock outstanding, as disclosed in the the initial Schedule 13D (the “Initial Chez 13D”) with respect to the Company filed by Ronald L. Chez on March 22, 2013 (the “Reported Chez Purchases”) or (b) purchases by Chez, individually or through individual retirement accounts for his benefit, of a number of shares of Common Stock which in the aggregate, when added together with the number of shares of Common Stock beneficially owned by Chez as reflected in the Initial Chez 13D (i.e., 6,701,857 shares of Common Stock), shall not exceed ten million (10,000,000) shares of Common Stock (the “Permitted Additional Chez Purchases”), (ii) amends the definition of Triggering Event (as defined in the Rights Agreement) to provide that no Triggering Event shall result solely by virtue of any Reported Chez Purchases or Permitted Additional Chez Purchases, (iii) provides that a Distribution Date (as defined in the Rights Agreement) shall not be deemed to have occurred solely by virtue of any Reported Chez Purchases or Permitted Additional Chez Purchases and (iv) provides that no Reported Chez Purchases or Permitted Additional Chez Purchases shall be deemed to be events that cause the Rights (as defined in the Rights Agreement) to become exercisable. The Thirteenth Amendment also provides for certain other conforming and technical amendments to the terms and provisions of the Rights Agreement.

The foregoing description of the Thirteen Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of the Thirteenth Amendment, which is filed as Exhibit 4.1 to Wilhelmina’s Current Report on Form 8-K filed on April 26, 2013 and is incorporated herein by reference.

Item 2.                                Exhibits.

Item 2 of the Form 8-A is hereby amended to add the following:

Exhibit No.	Description
4.15
Thirteenth Amendment to Rights Agreement dated April 25, 2013 by and between Wilhelmina International, Inc. and The Bank of New York Mellon Trust Company (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on April 26, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: April 26, 2013	WILHELMINA INTERNATIONAL, INC.

	By:	/s/ John P. Murray
		Name:	John P. Murray
		Title:	Chief Financial Officer